UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 12, 2011
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton,	02458
Massachusetts	(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.
          The response to this item is contained in Item 5.01 Changes in Control of Registrant below and is incorporated by reference herein in its entirety.
Item 5.01 Changes in Control of Registrant.
     As previously disclosed, on February 22, 2011, Clinical Data, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger, as amended (the “Merger Agreement”), with Forest Laboratories, Inc. (“Forest”) and its wholly owned subsidiary FL Holding CV, an entity organized under the laws of the Netherlands (“Parent”), and Magnolia Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the terms and conditions of the Merger Agreement and the Offer to Purchase filed by Purchaser, Parent and Forest on March 8, 2011, as amended (the “Offer to Purchase”), Purchaser commenced a tender offer (the “Offer”) on March 8, 2011 to acquire (a) all of the issued and outstanding shares (the “Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”), at a price of (i) $30.00 per Share in cash without interest and (ii) a contractual right, pursuant to a Contingent Value Right Agreement (the “CVR Agreement”) that provides each stockholder the right to receive one or more contingent payments upon the achievement of certain milestones as set forth in the CVR Agreement, (b) all of the outstanding warrants to purchase Common Stock of the Company with an exercise price below $36.00 (the “In-the-Money Warrants”) where each holder of an In-the-Money Warrant will receive the merger consideration set forth in the Merger Agreement, and (c) all outstanding notes issued by the Company on February 25, 2009 in the aggregate principal amount of $50,000,000 convertible into shares of Common Stock (the “Company Notes” and together with the Shares and the In-the-Money Warrants, the “Securities”) where each holder of a Company Note will receive the merger consideration set forth in the Merger Agreement.
     On April 12, 2011, the successful completion of the Offer was announced. According to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, as of the expiration of the initial offering period, a total of 27,868,256 Shares; 95,556 2005 Warrants; 113,817 2006 Warrants; 757,461 2008 Warrants; 1,527,650 Series A 2009 Warrants; 1,527,650 Series B 2009 Warrants; and $50,000,000 aggregate principal of convertible notes, convertible into 6,110,599 shares of Company common stock, were validly tendered and not properly withdrawn, representing approximately 82.8% of the Shares outstanding on a fully diluted basis. The Purchaser accepted for payment all of such Securities. As a result of the completion of the Offer, a change in control of the Company occurred.
          On April 12, 2011, Purchaser converted all of the Company Notes it acquired in the Offer into 6,110,599 shares of common stock of the Company. For the issuance of these shares, the Company is relying on an exemption from registration provided under Section 4(2) of the Securities Act of 1933 (“Securities Act”), which exemption the Company believes is available because the securities were not offered pursuant to a general solicitation and because the purchaser of the securities is an accredited investor as defined in Regulation D under the Securities Act.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 12, 2011, in connection with the completion of the Offer and pursuant to the terms of the Merger Agreement, the following directors of the Company resigned: Larry D. Horner, Randal J. Kirk, Arthur B. Malman, Burton E. Sobel, Scott L. Tarriff, Richard J. Wallace and Andrew Fromkin. The resignation was not related to any disagreements between these directors and the Company. On the same date, the board of directors of the Company filled the vacancies created by the resignations by appointing Howard Solomon and David Solomon to serve as directors of the Company.
     Each of these newly appointed directors was nominated by Purchaser and appointed pursuant to the terms of the Merger Agreement, which was previously filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 25, 2011. Information about the directors nominated for appointment by Purchaser has been previously disclosed in Schedule I to the Offer to Purchase and is incorporated herein by reference.
          On April 13, 2011, following their appointment, the newly appointed directors of the Company elected Howard Solomon as President of the Company, each of Frank Perier and David Solomon as Vice President of the Company, and Rita Weinberger as Secretary of the Company. Each of these persons is an officer of Forest.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Clinical Data, Inc.
Dated: April 18, 2011	By:	/s/ David Solomon
David Solomon
Vice President